LANDRY’S RESTAURANTS, INC. ANNOUNCES UPDATE OF STOCK OPTION REVIEW AND SELECTED FINANCIAL
RESULTS FOR 2006

HOUSTON, TEXAS (March 30, 2007)

Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”), one of the nation’s largest casual dining, hospitality and entertainment companies, today announced selected financial results for its 2006 fourth quarter and full fiscal year.

As previously disclosed in 2006, the Company initiated a voluntary internal review of its historical stock option granting practices dating back to 1993. The initial review was overseen by the Board of Directors, including the independent directors, and conducted by the Company’s outside legal counsel who also engaged accounting experts to assist in the review. The initial review was completed in March 2007 and did not find any intentional backdating of options or fraudulent retroactive documentation regarding options.

In addition, a review of the Company’s historical stock option granting practices is also being conducted by the independent directors serving on the Company’s Audit Committee, who have retained independent legal counsel to assist them in their review. This review is expected to be completed in the Company’s second fiscal quarter. Accordingly, the Company does not anticipate being able to file its Annual Report on Form 10-K for the year ended December 31, 2006 until completion of the review. Although the Company has not completed its financial statements, based on the initial review, it currently believes that the aggregate non-cash charges over the fourteen year period resulting from the review should aggregate approximately $8.6 million, after tax, although the exact amount has not been conclusively determined.

The Company is providing only selected operating and financial information at this time because of its ongoing stock option review, the outcome of which is expected to impact its 2006 and prior period results. The financial information set forth below has been prepared by the Company’s management and does not take into account the financial effects of the completion of the Company’s internal review of its historical stock option granting practices and has not been approved by the Company’s Audit Committee.

Revenues from continuing operations for the fourth quarter of 2006 were $275.7 million compared to $261.2 million during the fourth quarter of 2005, an increase of 5.6%. Continuing operations exclude the Joe’s Crab Shack restaurants sold in November 2006. Revenues from continuing operations for the full year 2006 increased $236.8 million or 26.4% to $1.1 billion from $897.5 million in the prior year, which includes revenues associated with the Golden Nugget Hotels and Casinos acquired on September 27, 2005 of $231.3 million in 2006 compared to $65.6 million during 2005.

Unit level profit (revenues less cost of revenues, labor and other operating expense at the unit level) increased $46.6 million or 27.3% to $217.1 million in 2006 from $170.5 million in the prior year as results of operations for the Golden Nugget were included for the full year in 2006 and from September 27, 2005 in the prior year. Unit level profit for the fourth quarter of 2006 was $47.1 million versus $47.8 million in the comparable period in the prior year.

Depreciation and amortization expense for the year ended December 31, 2006 was $57.5 million as compared to $44.8 million in the prior year. For the fourth quarter of 2006 depreciation and amortization expense was $14.9 million compared to $13.3 million in the same period of 2005. Interest expense, net for the full year and fourth quarter 2006 was $49.2 million and $12.5 million, respectively compared to $31.2 million and $11.9 million for the same periods in the prior year.

As a result of the loss from discontinued operations primarily resulting from the sale of Joe’s Crab Shack in the fourth quarter of 2006, the Company anticipates reporting a net loss for 2006.

The Company further announced that it completed the sale of a single restaurant location on March 28, 2007 for $19.0 million, subject to an agreement to pay the buyer approximately $2.6 million over the next 30 months in order to allow the Company to continue to operate the restaurant.

As a result of not filing its Form 10-K on a timely basis, the Company has been notified by U.S. Bank, as the Trustee under the Indenture covering the Company’s $400 million, 7 1/2 % senior unsecured notes (the “Notes”), that the failure to deliver the Form 10-K is a violation of its covenant under the Indenture. The Company must cure the violation by approximately April 20, 2007 or the Notes could be accelerated and become immediately due and payable. All financial payments due under the Notes are current. Despite this technical violation, the Notes cannot be accelerated unless the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue this remedy. The Trustee has already indicated that it would not seek acceleration unless requested to do so by the requisite Holders. The Company has not received any indication from any Holders of the Notes of their intention to accelerate this indebtedness. If the Notes were to be accelerated, the Company believes that it would be able to refinance this indebtedness on terms no less favorable to the Company in all material respects.

In addition, on March 30, 2007, the Company notified the New York Stock Exchange, Inc. (the “NYSE”) that the Company failed to file its Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”) in a timely manner pursuant to Section 203.01 of the NYSE’s Listed Company Manual and, as a result, will be subject to the procedures specified in Section 802.01E of the NYSE’s Listed Company Manual. The Company expects to receive a letter from the NYSE regarding these procedures.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. In addition, the potential accounting, financial, tax and other affects of the Company’s review of it historical stock option granting practices or an informal inquiry by the Securities and Exchange Commission might have a material affect on the Company. Moreover, while the Company believes that the aggregate amount of the non-cash charge resulting from the stock option review is correct, there is no assurance that the amount of the non-cash charge may not change. The Company may not update or revise any forward-looking statements made in this press release.

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CONTACT:
Tilman J. Fertitta Chairman, President and CEO 713.850.1010	Rick Liem Senior Vice President and CFO 713.850.1010

www.LandrysRestaurants.com